Exhibit 99.1

Contact:     Joe Schierhorn, Chief Financial Officer and Chief Operating Officer
        (907) 261-3308

NEWS RELEASE

Northrim BanCorp, Inc. Appoints Karl Hanneman to Board of Directors

ANCHORAGE, AK-March 24, 2014,-Northrim BanCorp, Inc. (NASDAQ: NRIM) today announced its Board of Directors appointed Karl Hanneman to serve on its Board of Directors effective immediately.

“Karl’s deep roots in Alaska and his extensive ties to our business community are welcome additions to our board of directors,” said Marc Langland, Northrim BanCorp Chairman. “His experience in the natural resources sector, particularly the mining industry, will be a valuable addition to our leadership team.”

Hanneman brings to Northrim 33 years of experience in the mining industry in Alaska as a manager, mining engineer, mine operator and entrepreneur. The last three years he has served as General Manager for the Livengood Gold Project, a large gold deposit in interior Alaska that has transitioned from the exploration drilling stage and is now proceeding through project design and feasibility study. Formerly he worked for Teck Resources, Inc., where he served as Director of Corporate Affairs, and Alaska Regional Manager for the Pogo Gold project.

Currently, he serves as the Governor’s appointee to the Alaska Minerals Commission, as a Director for the Resource Development Council, a Director for the Fairbanks Chamber of Commerce and a Director for Usibelli Coal Mine, Inc. Hanneman is very active in the Fairbanks community, serving on many boards and working with community service organizations. He was a founding parent and Treasurer of The Chinook Charter School, Inc. for many years and is a member of the Pioneers of Alaska.

Hanneman earned a Bachelor of Science degree in Mining Engineering, graduating magna cum laude, from the University of Alaska and was the recipient of the Joel Wiegert Award for the Outstanding Graduating Senior Male for the class of 1979.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

-0-

Transmitted on Globe Newswire on March 24, 2014, at 12:31p.m. Alaska Time.